As Filed with the Securities and Exchange Commission on July 18, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bank of America Corporation	Delaware	56-0906609
(Exact Name of Registrant as Specified in Charter)	(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
(704) 386-5681
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TIMOTHY J. MAYOPOULOS
Executive Vice President and General Counsel
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
(704) 386-7484
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BOYD C. CAMPBELL, JR. and RICHARD W. VIOLA McGuireWoods LLP 201 North Tryon Street Charlotte, North Carolina 28202	ANNA T. PINEDO Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104

Approximate date of commencement of the proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Amount to be registered/
Proposed maximum offering price per unit/
Title of each class of	Proposed maximum aggregate offering price/
securities to be registered	Amount of registration fee
Debt Securities	(1)(2)

(1)	An unspecified aggregate initial offering price or number of debt securities is being registered as may from time to time be offered at unspecified prices. In accordance with Rules 456(b) and 457(r), Bank of America Corporation is deferring payment of all of the registration fee for the debt securities being registered by this Registration Statement.

(2)	This Registration Statement also covers an indeterminate amount of the registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the registrant. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required for the registration of an indeterminable amount of debt securities to be offered in such market-making transactions.

EXPLANATORY NOTE

This Registration Statement contains a form of prospectus to be used by Bank of America Corporation in connection with offerings of its senior and subordinated InterNotes. The prospectus also may be used by affiliates of Bank of America Corporation, including Banc of America Securities LLC and Incapital LLC, in market-making transactions in such securities.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until we deliver a final prospectus. This prospectus does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JULY 18, 2008

PROSPECTUS

Bank of America Corporation InterNotes®

We may offer to sell our Bank of America Corporation InterNotes® from time to time. The specific terms of our InterNotes® will be determined prior to the time of sale and will be described in a separate supplement. You should read this prospectus and the applicable supplement carefully before you invest.

We may offer the notes to or through agents for resale. The applicable supplement will specify the purchase price, agent discounts and net proceeds for any particular offering of notes. The agents are not required to sell any specific amount of notes but will use their best efforts to sell the notes. We also may offer the notes directly. We have not set a date for termination of our offering.

The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise indicated in the applicable supplement, the notes will not be listed on any stock exchange.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page 6 of this prospectus.

Our notes are unsecured and are not savings accounts, deposits or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Agents

Charles Schwab & Co., Inc.	Citi

Edward D. Jones & Co., L.P.	Merrill Lynch & Co.

Morgan Stanley	UBS Investment Bank

Wachovia Securities	WaMu Investments

Prospectus dated July   , 2008.

InterNotes® is a registered servicemark of Incapital Holdings LLC.

ABOUT THIS PROSPECTUS

This document is a prospectus and is part of a registration statement that we filed with the SEC. This prospectus provides you with a general description of the notes we may offer in connection with the Bank of America Corporation InterNotes® program. We may sell these InterNotes® from time to time in various offerings up to the aggregate principal amount authorized by our board of directors. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus to “notes” are to the Bank of America Corporation InterNotes® only.

The specific terms and conditions of the notes being offered will be described in a pricing supplement or a prospectus supplement. A copy of that supplement will be provided to you along with a copy of this prospectus. That supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the supplement, you should rely on the information in the supplement. You should read both this prospectus and the supplement together with the additional information that is incorporated by reference in this prospectus. That additional information is described under the heading “Where You Can Find More Information” beginning on page 39 of this prospectus.

You should rely only on the information provided in this prospectus and the supplement, including the information incorporated by reference. Neither we, nor any agents or dealers, have authorized anyone to provide you with different information. We are not offering the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate at any date other than the date indicated on the cover page of those documents.

The agents will receive a gross selling concession in the form of a discount based on the non-discounted price for each note sold. In this capacity, none of the agents is your fiduciary or advisor, and you should not rely upon any communication from any of the agents in connection with the notes as investment advice or as a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax and other advisors.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references are to Bank of America Corporation. References in this prospectus to “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America.

Affiliates of Bank of America Corporation, including Banc of America Securities LLC and Incapital LLC, may use this prospectus in connection with offers and sales in the secondary market of Bank of America Corporation InterNotes®. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail in the section entitled “Description of Notes” beginning on page 10. Final terms of any particular notes will be determined at the time of sale and will be contained in the supplement relating to those notes. The terms in that supplement may vary from and supersede the terms contained in this prospectus. Before you decide to purchase any notes, you should read the more detailed information appearing elsewhere in this prospectus and in the supplement.

Issuer	Bank of America Corporation, Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255; telephone: (704) 386-5681

Purchasing Agent	Incapital LLC

Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC

Agents	Charles Schwab & Co., Inc.
Citigroup Global Markets Inc.
Edward D. Jones & Co., L.P.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Securities, LLC
WaMu Investments, Inc.

Title of Notes	Bank of America Corporation InterNotes®

Affiliates	Bank of America Corporation is the indirect parent of Banc of America Securities LLC, one of two Joint Lead Managers and a Lead Agent. Bank of America Corporation, through a subsidiary, also owns a significant equity interest in Incapital Holdings LLC, the parent of Incapital LLC, the Purchasing Agent, one of two Joint Lead Managers and a Lead Agent. Additional details of these relationships are disclosed in the section entitled “Plan of Distribution” beginning on page 37.

Amount	We may issue notes from time to time in various offerings up to the aggregate principal amount authorized by our board of directors. There are no limitations on our ability to issue additional indebtedness in the form of InterNotes® or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 or in any other denomination provided in the applicable supplement.

Status	The notes will be our direct unsecured obligations. Each supplement will state whether the notes will be senior or subordinated debt. Senior notes will rank equally with our other unsecured senior debt, and subordinated notes will rank equally with our other unsecured subordinated debt and junior in right of payment to our senior debt. As of March 31, 2008, we had approximately $346.2 billion of indebtedness, including indebtedness of our subsidiaries, that would rank senior to any subordinated notes that we may issue from time to time.

Although we are a bank holding company, the notes are not savings accounts or deposits in Bank of America, N.A., are not guaranteed by Bank of America, N.A. or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Holders of Subordinated Notes have Limited Rights	Payment of principal of our subordinated notes may not be accelerated if there is a default in the payment of principal, any premium, interest or other amounts or in the performance of any of our other indenture covenants.

Maturities	Each note will mature nine months or more from its issue date.

Interest	Each note will bear interest from its issue date at a fixed rate or a floating rate. We also may issue notes with a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date, as specified in the applicable supplement. If a note is redeemed or repurchased prior to maturity, interest also will be paid on the date of redemption or repayment.

Principal	The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate. If, however, a note is redeemed or repurchased prior to maturity, the principal amount of the note will be paid on the date of redemption or repayment.

Redemption and Repayment	Unless we provide otherwise in the applicable supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date. The notes will be unsecured and will not be subject to any sinking fund.

Survivor’s Option	Specific notes may contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to maturity following the death of the beneficial owner of the notes, so long as the notes were acquired by the deceased beneficial owner at least six months prior to the request. This feature is referred to as the Survivor’s Option. Your notes may not be repaid in this manner unless the supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option will be subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details relating to this right are described in the section entitled “Description of Notes — Survivor’s Option” beginning on page 20.

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry only form and clear through the facilities of The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee	The trustee for the notes is The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256, under separate amended and restated indentures, each dated as of July 1, 2001. The trustee also is the initial paying agent and calculation agent for the notes.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into an Amended and Restated Selling Agent Agreement with us dated as of July , 2008. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. You may contact the Purchasing Agent by telephone at 1-800-289-6689 or by email at info@incapital.com for a list of selling group members.

RISK FACTORS

Your investment in the notes will involve risks. This prospectus does not describe all of those risks. Neither we nor the agents are responsible for advising you of these risks now or as they may change in the future.

In consultation with your own financial, tax and legal advisors, you should consider carefully, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase notes unless you understand and know you can bear these investment risks.

For information about risks that may materially affect our business and results, please refer to the information under the caption “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus.

Redemption — We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes likely would be lower than the interest rate borne by your notes. If prevailing interest rates are lower when we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as our redemption date approaches.

Uncertain Trading Market — We cannot assure you that a trading market for your notes will ever develop or be maintained.

We cannot assure you that a trading market for your notes will ever develop or be maintained, which may limit your ability to sell your notes prior to maturity.

To the extent that the agents engage in any market-making activities, they may bid for or offer notes. Any price at which the agents may bid for, offer, purchase or sell any notes may differ from the values determined by pricing models that may be used by any agent, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the agents were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell your notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposit and other similar investment products, your right to redeem the notes prior to maturity may be limited to a valid exercise of the Survivor’s Option. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes, some of these factors, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

•	the time remaining to the maturity of the notes;

•	the aggregate outstanding amount of the notes;

•	the redemption or repayment features of the notes;

•	market rates of interest higher than interest rates borne by the notes; and

•	the level, direction and volatility of interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

For indexed notes that have very specific investment objectives or strategies, the applicable market may be more limited, and the price may be more volatile, than for other notes. The market value of indexed notes may be adversely affected by the complexity of the formula and volatility of the applicable reference asset, including any dividend rates or yields of other securities, financial instruments or indices that relate to the indexed notes. Moreover, the market value of indexed notes could be adversely affected by changes in the amount of outstanding equity or other securities linked to the applicable reference asset or formula applicable to the indexed notes.

Floating-rate notes bear additional risks.

If your notes bear interest at a floating rate, there will be additional significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your floating-rate notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Any Survivor’s Option may be limited in amount.

We will have the discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of the notes. Accordingly, no assurance can be given that the Survivor’s Option for a desired amount will be permitted in any single calendar year.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under current New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

Subordinated notes have limited acceleration rights.

The holders of senior notes may declare those notes in default and accelerate the due date of those notes. Holders of subordinated notes do not have that right and may accelerate payment of their notes only upon our bankruptcy.

Our business activities may create conflicts of interest with you.

From time to time during the term of the notes and in connection with the determination of the yield on the notes, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes that we issue, some of which may have returns calculated in a manner related to that of the notes. Our affiliates will price these hedging transactions with the intention of realizing a profit, in consideration for assuming the risks inherent in these hedging activities, whether the value of the notes increases or decreases. These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.

Changes in our credit ratings are expected to affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The market value of the notes may be affected by factors in addition to credit ratings.

The notes could trade at prices that may be lower than their initial offering price. In addition to credit ratings that are assigned to the notes, whether or not the notes will trade at lower prices depends on various factors, including prevailing interest rates and markets for similar securities, our financial condition and future prospects and general economic conditions. Further, any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on their market value.

Holders of indexed notes are subject to important risks that are not associated with more conventional debt securities.

If you invest in indexed notes, you will be subject to significant additional risks not associated with conventional fixed-rate or floating-rate debt securities. These risks include the possibility that the particular index or indices or other reference asset may be subject to fluctuations, and the possibility that you will receive a lower, or no, amount of principal, premium or interest, and at different times than expected. In recent years, many securities, currencies, commodities, interest rates, inflation rates, indices and other reference assets have experienced volatility, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your indexed notes. Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

•	You may lose some or all of your principal. The principal amount of an indexed note may or may not be fully “principal protected.” This means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note. It also is possible that principal will not be repaid.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity. Any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional fixed-rate or floating-rate debt security at the same time and with the same maturity date.

•	The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

•	Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive upon such payment in a new investment that yields a similar return.

•	Historical changes in an index or other reference asset may not be indicative of future changes. Changes in a reference asset that have occurred in the past are not necessarily indicative of the range of, or trends in, changes that may occur in the future. You should not rely on any historical changes or trends in the reference asset underlying an indexed note as an indicator of future changes. Fluctuations in a reference asset result from a variety of factors that we do not control and cannot predict. Such changes may impact the rate of interest payable on your indexed notes.

•	The U.S. federal income tax consequences of indexed notes may be uncertain. No statutory, judicial or administrative authority directly addresses the characterization for U.S. federal income tax purposes of some types of indexed notes. As a result, significant U.S. federal income tax consequences of an investment in those indexed notes are not certain. We are not requesting, and will not request in the future, a ruling from the Internal Revenue Service (the “IRS”) for any of the indexed notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable supplement.

•	Your investment return may be less than a comparable direct investment in the applicable reference asset or in a fund that invests in that reference asset. A direct investment in the applicable reference asset or in a fund that invests in that reference asset would allow you to receive the full benefit of any appreciation in the price of the reference asset, as well as in any dividends or distributions paid on any shares of capital stock that constitute the reference asset.

During periods of reduced inflation or deflation, the interest rate applicable to CPI-linked notes for any interest period could be as low as zero.

During periods of reduced inflation or deflation, the amount of interest payable on notes linked to the U.S. Consumer Price Index, or “CPI,” will decrease and could be as low as zero. This also may have an impact on the trading prices of CPI-linked notes, especially during periods of significant and rapid changes in the CPI.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation.

Business Segment Operations

We provide a diversified range of banking and nonbanking financial services and products in 33 states, the District of Columbia and more than 30 foreign countries. We provide services and products through three business segments: (1) Global Consumer and Small Business Banking, (2) Global Corporate and Investment Banking and (3) Global Wealth and Investment Management.

Regulatory Considerations

As a financial holding company and a bank holding company, we are supervised and regulated by The Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” In addition, our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities, including the Office of the

Comptroller of the Currency, the Federal Deposit Insurance Corporation, or the “FDIC,” and the SEC. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders and creditors. For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies, bank holding companies and banks, as well as specific information about us and our subsidiaries, please refer to the section “Government Supervision and Regulation” under the caption “Item 1. Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” beginning on page 39 for information on how to obtain a copy of our annual report and any subsequent reports.

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC — either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default — the other banking subsidiaries may be assessed for the FDIC’s loss, subject to certain exceptions.

Acquisition and Disposition Activity

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

USE OF PROCEEDS

Unless we describe a different use in the applicable supplement, we will use the net proceeds from the sale of the notes for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law;

•	the possible reduction of our outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional financings as we determine appropriate based on our needs and prevailing market conditions. These additional financings may include the sale of other notes and securities.

DESCRIPTION OF NOTES

Our senior notes will be issued under an amended and restated indenture dated as of July 1, 2001 (the “Senior Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York. Our subordinated notes will be issued under an amended and restated

indenture dated as of July 1, 2001 (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”) between us and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York. The Indentures are subject to, and governed by, the Trust Indenture Act of 1939. The statements in this prospectus and the related supplements concerning the notes and the Indentures are not complete and are subject to, and qualified in their entirety by, all of the provisions of the Indentures. If you would like more information concerning these provisions, you should review the Indentures, which are on file with the SEC. You also may review the Indentures at the offices of The Bank of New York Mellon Trust Company, N.A. at the address indicated in the section entitled “Summary” beginning on page 4. Whenever we refer to particular provisions of the Indentures or the defined terms contained in the Indentures, those provisions and defined terms are incorporated by reference in this prospectus and any applicable supplement.

The Indentures do not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue indebtedness under the Indentures in addition to the notes offered by this prospectus.

We may issue notes that bear interest at a fixed rate described in the applicable supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable supplement. We refer to these notes as “floating-rate notes.” In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

We also may issue notes that provide that the rate of return, including the principal, premium, if any, interest or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices, or other indices or formulae, in each case as specified in the applicable supplement. We refer to these notes as “indexed notes.”

We will identify the calculation agent for any floating-rate notes or indexed notes in the applicable supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes or indexed notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent also may resign.

Notes issued in accordance with this prospectus and a related supplement will have the following general characteristics:

•	The notes will be our direct unsecured obligations. Each supplement will state whether the notes are senior or subordinated debt. Senior notes will rank equally with all of our other unsecured senior debt, and subordinated notes will rank equally with all of our other unsecured subordinated debt and junior in right of payment to our senior debt.

•	The notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is nine months or more from its issue date.

•	The notes will bear interest from their respective issue dates at a fixed or a floating rate, or the notes will have a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae.

•	The notes will not be subject to any sinking fund.

•	The notes will be issued in a minimum denomination of $1,000, and in multiples of $1,000 unless another denomination is stated in the supplement.

In addition, the supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the principal amount of the note offered;

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

•	the Purchasing Agent’s concession;

•	the net proceeds to us;

•	the date on which the note will be issued to the public;

•	the stated maturity date of the note;

•	whether the note is a fixed-rate note, a floating-rate note or an indexed note;

•	whether the note is senior or subordinated;

•	the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate;

•	any spread or spread multiplier applicable to a floating-rate note or an indexed note;

•	the method for the calculation and payment of principal, premium, if any, interest or other amounts payable, if any;

•	the interest payment frequency;

•	whether the “Survivor’s Option” described on page 20 will be applicable;

•	if we decide to list any note on a stock exchange, we will specify the exchange;

•	if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date and the provisions relating to such redemption or repayment;

•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other material terms of the note not inconsistent with the provisions of the applicable Indenture.

Payment of Principal and Interest

Principal, premium, if any, interest or other amounts payable, if any, on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as “DTC”), as the depository, and its participants as described under the section entitled “Registration and Settlement” beginning on page 24. Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity, or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. If the date for payment of any amount for any note is not a Business Day, the payment will be made on the next Business Day, and the holder of that note will not be entitled to further interest or other payment with respect to this delay. In the case of a floating-rate note with an interest rate based on the London interbank offered rate, referred to as a “LIBOR note” and described below, if an interest payment date is not a Business Day, and the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day.

Unless we specify otherwise in the applicable supplement, “Business Day” means any weekday that is (1) not a legal holiday in New York, New York or Charlotte, North Carolina, (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (3) for LIBOR notes, also is a London Banking Day. A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Unless otherwise indicated in the applicable supplement, interest payments will include interest accrued from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the issue date, to, but excluding, the next interest payment date.

Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option will be payable to the person to whom principal is payable. Unless otherwise specified in the pricing supplement, the regular record date for an interest payment date will be the first day of the calendar month in which the interest payment date occurs, whether or not that day is a Business Day. The principal and interest payable at maturity will be paid to the holder of the note at the close of business on the maturity date.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments, including, without limitation, any withholding tax, will be the responsibility of the holders of beneficial interests in the notes in respect of which such payments are made.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest on its issue date until its stated maturity date or earlier redemption or repayment. The applicable supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the fixed-rate notes will be paid as follows:

Interest Payment
Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

Floating-Rate Notes

Interest Rate Bases.  Each floating-rate note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates.  The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable supplement. We refer to the period during which an interest rate is effective as an “interest period”, and the first day of each interest period as an “interest reset date.” The interest reset dates will be specified in the applicable supplement.

If any interest reset date for any floating-rate note falls on a day that is not a Business Day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a Business Day for the floating-rate note. However, in the case of a LIBOR note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.

Interest Determination Dates.  Unless otherwise specified in the applicable supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the Business Day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date; and

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned.

•	for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

Calculation Date.  Unless otherwise specified in the applicable supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless otherwise specified in the applicable supplement, the calculation date will be the earlier of:

(1) the tenth calendar day after the related interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

(2) the Business Day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments.  Except as provided below and unless otherwise provided in the applicable supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly — on a date that occurs in each month, as specified in the applicable supplement;

•	quarterly — on a date that occurs in each third month, as specified in the applicable supplement;

•	semi-annually — on a date that occurs in each of two months of each year, as specified in the applicable supplement; and

•	annually — on a date that occurs in one month of each year, as specified in the applicable supplement.

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•	for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes.  Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

As determined by the calculation agent, LIBOR for any interest determination date will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable supplement commencing on the related interest reset date, as the rates appear on the LIBOR Reuters page designated in the applicable supplement as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters page only provides for a single rate, that single rate will be used.

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•	The calculation agent will select four major banks in the London interbank market, which may include us, our affiliates, or affiliates of the agents. On the interest determination date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, the calculation agent will select three major banks in New York City, which may include us, our affiliates, or affiliates of the agents. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., London time. The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for that interest reset period will remain LIBOR then in effect on the interest determination date.

Treasury Rate Notes.  Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable supplement, as specified under the caption “Interest Rate” on the display on Reuters, or any successor service, on page USAUCTION 10/11 or any other page that may replace such page.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If the rate is not displayed on Reuters page USAUCTION 10/11 or any other page that may replace such page by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate of Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(2) If the rate referred to in (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(3) If the rate referred to in (2) above is not announced by the U.S. Department of the Treasury, or if the auction is not held, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4) If the rate referred to in (3) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5) If the rate referred to in (4) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(6) If the dealers selected by the calculation agent are not quoting as mentioned in (5) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield	=	D × N 360-(D × M)	×	100

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes.  Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate on that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•	If the alternative rate described above is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds quoted, prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate then in effect on that interest determination date.

Prime Rate Notes.  Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•	If the alternative rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•	If fewer than four rates appear on the Reuters screen US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent on the interest determination date. These selected banks or trust companies may include our subsidiaries or affiliates, or affiliates of the calculation agent.

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Indexed Notes

We may issue indexed notes, in which the amount of principal, premium, if any, interest, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more:

•	securities;

•	currencies or composite currencies;

•	commodities;

•	interest rates;

•	inflation rates;

•	stock indices; or

•	other indices or formulae;

in each case as specified in the applicable supplement. In this prospectus, we may refer to these as “reference assets.”

An example of indexed notes that we may offer is “consumer price index linked notes” or “CPI-linked notes.” The monthly rate of interest on those notes is determined, in part, by a change in the Consumer Price

Index published by the Bureau of Labor and Statistics of the U.S. Department of Labor.

Holders of some types of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes, depending upon the relative value at maturity of the reference asset or underlying obligation. The value of the applicable index will fluctuate over time.

We will provide the method for determining the principal, premium, if any, interest, or other amounts payable, if any, in respect of that indexed note, certain historical information with respect to the specified index or indexed items and specific risk factors relating to that particular type of indexed note in the applicable supplement. The applicable supplement also will describe the tax considerations associated with an investment in the indexed notes if they differ from those described in the section entitled “Tax Consequences to U.S. Holders” beginning on page 28.

Upon the request of the holder of an indexed note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable, or other amounts payable, if any, in connection with the indexed note.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above. An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option. Some indexed notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

Redemption and Repayment

Unless we otherwise provide in the applicable supplement, the notes will not be redeemable or repayable prior to their stated maturity dates.

If the applicable supplement states that the note is redeemable at our option prior to its stated maturity date, then on the date or dates specified in the supplement, we may redeem any of those notes, either in whole or from time to time in part, by giving written notice to the holder of the note being redeemed at least 30 but not more than 60 days before the redemption date or dates specified in the supplement.

If the applicable supplement states that your note is repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note will be irrevocable.

Since the notes will be represented by a global note, DTC (as the depository) or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See the section entitled “Registration and Settlement” beginning on page 24.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds the beneficial interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued and unpaid interest to the date or dates of redemption or repayment. Notes will not be redeemed in part in increments less than their minimum denominations.

We may at any time purchase notes, including those otherwise tendered for repayment by a holder, or a holder’s duly authorized representative through the exercise of the Survivor’s Option described below, at any price or prices in the open market or otherwise. If we purchase notes in this manner, we will have the discretion to either hold, resell or surrender these notes to the trustee for cancellation.

Survivor’s Option

The “Survivor’s Option” is a provision in a note in which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner at least six months prior to the request. The supplement relating to any note will state whether the Survivor’s Option applies to that note.

If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus any accrued and unpaid interest to the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative for any individual deceased beneficial owner of notes in any calendar year to $250,000. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000 and we will not permit the exercise of the Survivor’s Option if such exercise will result in a note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a note was less than $1,000, the authorized representative of the deceased beneficial owner of the note may exercise the Survivor’s Option, but only for the full principal amount of the note.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. An election to exercise the Survivor’s Option will be accepted in the order that it was received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is August 1, 2008, and interest on that note is paid monthly, we would normally, at our option, repay or repurchase that note on the interest payment date occurring on September 15, 2008, because the August 15, 2008 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

Since the notes will be represented by a global note, DTC, as depository, or its nominee will be treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment of a note pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	appropriate evidence satisfactory to the trustee that:

(a)	the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment,

(b)	the death of the beneficial owner has occurred and the date of death, and

(c)	the representative has authority to act on behalf of the deceased beneficial owner;

•	if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased’s beneficial ownership of that note;

•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory

Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•	any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, the broker or other entity will deliver each of these items to the trustee and will certify to the trustee that the broker or other entity represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes for which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See the section entitled “Registration and Settlement” beginning on page 24.

Forms for the exercise of the Survivor’s Option may be obtained from The Bank of New York Mellon Trust Company, N.A., 2001 Bryan Street, 10th Floor, Dallas, Texas 75201, Attention: Survivor Option Department, 1-800-275-2048

Subordination

The subordinated notes will be subordinated in right of payment to our Senior Indebtedness. The Subordinated Indenture generally defines “Senior Indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date, and all deferrals, renewals, extensions and refundings of that indebtedness or obligations, unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Our senior notes will be Senior Indebtedness.

We will not be able to make any principal, premium or interest payments on the subordinated notes or repurchase our subordinated notes if there is a default or event of default on any Senior Indebtedness that is not remedied and we and the trustee for the Subordinate Indenture (the “Subordinated Trustee”) receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or the Subordinated Trustee receives notice from us.

If we repay any subordinated note before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest owing to holders of our Senior Indebtedness will be paid to those holders before any holders of subordinated notes will be paid. In addition, if such amounts were previously paid to the holder of a subordinated note or the Subordinated Trustee, the holders of our Senior Indebtedness will have first rights to such amounts previously paid.

Until all Senior Indebtedness is repaid in full, the holders of subordinated notes will be subject to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of a Principal Subsidiary Bank

The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into, or options, warrants or rights to acquire, capital stock, of any Principal Subsidiary Bank or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to the conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before the sale we owned, directly or indirectly, securities of the same class and immediately after the sale we owned, directly or indirectly, at least as great a percentage of each class of securities of that Principal Subsidiary Bank as we owned before such sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Senior Indenture as any of our banking subsidiaries (other than any credit card bank) with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

There is no comparable covenant in the Subordinated Indenture.

Waiver of Covenants

The holders of a majority in principal amount of the notes affected that are outstanding under each of the Indentures may waive compliance with certain covenants or conditions of such Indentures.

Modification of the Indentures

We and the trustee may modify each of the Senior Indenture and the Subordinated Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the notes at the time outstanding under the applicable Indenture, voting as one class. However, we cannot modify either Indenture to extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any note without the consent of each noteholder. Furthermore, we cannot modify either Indenture to reduce the percentage of notes required to consent to modification without the consent of all holders of the notes outstanding under that Indenture.

In addition, we and the applicable trustee may execute supplemental indentures in limited circumstances without the consent of any holders of outstanding notes.

Meetings and Action by Noteholders

The trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the notes outstanding under the applicable Indenture upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of notes outstanding under that Indenture.

Defaults and Rights of Acceleration

The Senior Indenture defines an event of default as any one of the following events:

•	our failure to pay principal or premium when due on any notes;

•	our failure to pay interest on any notes within 30 days after the interest becomes due;

•	our breach of any of our other covenants contained in the senior notes or the Senior Indenture that is not cured within 90 days after written notice to us by the trustee for the Senior Indenture (the “Senior Trustee”), or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior notes then outstanding under the Senior Indenture and affected thereby; and

•	certain events involving our bankruptcy, insolvency or liquidation.

The Subordinated Indenture defines an event of default solely as our bankruptcy under federal bankruptcy laws.

If an event of default occurs and is continuing, either the trustee or the holders of 25% in principal amount of the notes outstanding under the applicable Indenture may declare the principal amount of all such notes to be due and payable immediately. The holders of a majority in principal amount of the notes then outstanding under the applicable Indenture may annul the declaration of an event of default and waive past defaults.

Payment of principal of the subordinated notes may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any other covenants.

Collection of Indebtedness

If we fail to pay principal or premium on the notes or if we are over 30 days late on an interest payment on the notes, the trustee can demand that we pay to it, for the benefit of the noteholders under the applicable Indenture, the amount which is due and payable on those notes. If we fail to pay the required amount on demand, the trustee may take appropriate action, including instituting judicial proceedings.

The holders of a majority in principal amount of the notes then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under that Indenture. The trustee, however, will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

At least annually, we are required to file with the trustee a certificate stating that we are not in default with any of the terms of the respective Indentures.

Notices

We will provide to noteholders any required notices by first-class mail to the addresses of the holders as they appear in the note register.

Concerning the Trustees

We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York Mellon Trust Company, N.A. and its affiliated entities in the ordinary course of business. The Bank of New York Mellon Trust Company, N.A. also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

REGISTRATION AND SETTLEMENT

Book-Entry System

All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates, except in the limited case described below. Instead, we will issue global notes in registered form (each, a “Global Note”). Each Global Note is held through DTC, as depository, and is registered in the name of Cede & Co., as nominee of DTC.

Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Global Note.

Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the applicable Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the applicable Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

Each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 90 calendar days, (2) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the applicable Indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Note representing the notes.

The Depository Trust Company

The following is based on information furnished by DTC:

DTC will act as securities depository for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Note will be issued for all of the principal amount of the notes and will be deposited with DTC. If, however, the aggregate principal amount of any note exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc.). Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the omnibus proxy).

We will pay principal and any premium, interest payments or other amounts payable on the notes in immediately available funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, any premium, interest or other amounts payable to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

DTC may discontinue providing its services as depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256 to act in those capacities for both senior and subordinated notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days before the selection of the notes to be redeemed or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

We will pay principal, any premium, if any, interest and other amounts payable, if any, on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

TAX CONSEQUENCES TO U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar and persons subject to the alternative minimum tax provisions of the Code.

This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. This summary also may not apply to all forms of notes. If the tax consequences associated with a particular form of note are different than those described in this section, they will be described in the applicable supplement.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes offered in this prospectus upon original issuance and will hold such notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your own tax advisor concerning the U.S. federal income and estate tax consequences to you of acquiring, owning and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership holding notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition by the partnership of notes.

Payment of Interest.  Except as described below in the case of interest on a note issued with original issue discount, as defined below under “— Original Issue Discount,” interest on a note generally will be included in the income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.

Original Issue Discount.  Some of our notes may be issued with original issue discount (“OID”). U.S. Holders of notes issued with OID, other than short-term notes with a maturity of one year or less from their date of issue, will be subject to special tax accounting rules, as described in greater detail below. For tax purposes, OID is the excess of the “stated redemption price at maturity” of a note over its “issue price.” The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments, as defined below. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the issue was sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain circumstances, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

A U.S. Holder of a note with a maturity of more than one year from its date of issue that has been issued with OID (an “OID note”) is generally required to include any qualified stated interest payments in income as interest at the time it is accrued or is received in accordance with the U.S. Holder’s regular accounting method for tax purposes, as described above under “— Payment of Interest.” A U.S. Holder of an OID note is generally required to include in income the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the OID note, regardless of such holder’s regular method of accounting. Accordingly, a U.S. Holder may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID note that were not qualified stated interest. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If the excess of the “stated redemption price at maturity” of a note over its “issue price” is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity, or weighted average maturity in the case of notes with more than one principal payment (“de minimis OID”), the note is not treated as issued with OID. A U.S. Holder generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the notes are made in proportion to the amount paid (unless the U.S. Holder makes the election described below under “— Election to Treat All Interest as Original Issue Discount”). Any amount of de minimis OID that is included in income in this manner will be treated as capital gain.

Variable Rate Debt Instruments.  Special rules apply to notes that are variable rate debt instruments. In general, if a note qualifies for treatment as a “variable rate debt instrument” under Treasury regulations and provides for stated interest that is unconditionally payable at least annually at a variable rate that, subject to certain exceptions, is a single “qualified floating rate” or “objective rate,” each as defined below, all stated interest on the note is treated as qualified stated interest. In that case, both the note’s “yield to maturity” and “qualified stated interest” will be determined, solely for purposes of calculating the accrual of OID, if any, as though the note will bear interest in all periods throughout its term at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of an objective rate (other than a “qualified inverse floating rate”), the rate that reflects the yield to maturity that is reasonably expected for the note. A U.S. Holder of a variable rate debt instrument would then recognize OID, if any, that is calculated based on the note’s assumed yield to maturity. If the interest actually accrued or paid during an accrual period exceeds or is less than the assumed fixed interest, the qualified stated interest or OID allocable to that period is increased or decreased under rules set forth in Treasury regulations. Special rules apply for determining the amount of OID for other variable rate debt instruments, such as instruments with more than one qualified floating rate or instruments with a single fixed rate and one or more qualified floating rates.

A note will qualify as a variable rate debt instrument if the note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of: (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or (ii) 15% of the total noncontingent principal payments; and the note provides for stated interest, compounded or paid at least annually, only at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate. Generally, a rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. If a note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. Generally, an objective rate is a rate that is determined using a single fixed formula that is based on objective financial or economic information such as one or more qualified floating rates. An objective rate is a qualified inverse floating rate if that rate is equal to a fixed rate minus a qualified floating rate and variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

A variable rate note generally will not qualify for treatment as a “variable rate debt instrument” if, among other circumstances:

•	the variable rate of interest is subject to one or more minimum or maximum rate floors or ceilings or one or more governors limiting the amount of increase or decrease in each case which are not fixed throughout the term of the note and which are reasonably expected as of the issue date to cause the rate in some accrual periods to be significantly higher or lower than the overall expected return on the note determined without the floor, ceiling or governor;

•	in the case of certain notes, it is reasonably expected that the average value of the variable rate during the first half of the term of the note will be either significantly less than or significantly greater than the average value of the rate during the final half of the term of the note; or

•	the value of the rate on any date during the term of the note is set earlier than three months prior to the first day on which that value is in effect or later than one year following that first day.

In these situations, as well as others, the note generally will be subject to taxation under rules applicable to contingent payment debt instruments. U.S. Holders should consult with their own tax advisors regarding the specific U.S. federal income tax considerations with respect to these notes.

Acquisition Premium.  If a U.S. Holder purchases an OID note for an amount greater than its adjusted issue price (as determined above) at the purchase date and less than or equal to the sum of all amounts, other than qualified stated interest, payable on the OID note after the purchase date, the excess is “acquisition premium.” Under these rules, in general, the amount of OID which must be included in income for the note for any taxable year (or any portion of a taxable year in which the note is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period. The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost over the adjusted issue price of the OID note and the denominator of which is the excess of the OID note’s stated redemption price at maturity over its adjusted issue price.

If a U.S. Holder purchases an OID note for an amount less than its adjusted issue price (as determined above) at the purchase date, any OID accruing with respect to that OID note will be required to be included in income and, to the extent of the difference between the purchase amount and the OID note’s adjusted issue price, the OID note will be treated as having “market discount.” See “— Market Discount” below.

Amortizable Bond Premium.  If a U.S. Holder purchases a note (including an OID note) for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the note based on the U.S. Holder’s yield to maturity with respect to the note.

A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder’s income under its regular method of accounting with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

If a note may be redeemed by us prior to its maturity date, the amount of amortizable bond premium will be based on the amount payable at the applicable redemption date, but only if use of the redemption date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the redemption date. In addition, special rules limit the amortization of bond premium in the case of convertible notes.

An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Generally, a holder may make an election to include in income its entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by such holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “— Election to Treat All Interest as Original Issue Discount.” If a holder makes such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS.

A U.S. Holder that elects to amortize bond premium will be required to reduce its tax basis in the note by the amount of the premium amortized during its holding period. OID notes purchased at a premium will not be subject to the OID rules described above.

If a U.S. Holder does not elect to amortize bond premium, the amount of bond premium will be included in its tax basis in the note. Therefore, if a U.S. Holder does not elect to amortize bond premium and it holds the note to maturity, the premium generally will be treated as capital loss when the note matures.

Market Discount.  If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity, or, in the case of an OID note, its adjusted issue price, that holder will be considered to have purchased the note with “market discount.” Any payment, other than qualified stated interest, or any gain on the sale, exchange, retirement or other disposition of a note with market discount generally will be treated as ordinary interest income to the extent of the market discount not previously included in income that accrued on the note during such holder’s holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the note unless an election is made to accrue the market discount under a constant yield method. In addition, a U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note in an amount not exceeding the accrued market discount on the note.

A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement or other disposition of the note as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If a U.S. Holder makes such an election, it will apply to all market discount debt instruments acquired by such holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

If the difference between the stated redemption price at maturity of a note or, in the case of an OID note, its adjusted issue price, and the amount paid for the note is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, multiplied by the number of remaining complete years to the note’s maturity (“de minimis market discount”), the note is not treated as issued with market discount.

Generally, a holder may make an election to include in income its entire return on a note (or, the excess of all remaining payments to be received on the note over the amount paid for the note by that holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “— Election to Treat All Interest as Original Issue Discount.” If a holder makes such an election for a note with market discount, the holder will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount debt instruments acquired by that holder on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.

Election to Treat All Interest as Original Issue Discount.  A U.S. Holder may elect to include in income all interest that accrues on a note using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, each as described herein. If this election is made for a note, then, to apply the constant-yield method: (i) the issue price of the note will equal its cost, (ii) the issue date of the note will be the date it was acquired and (iii) no payments on the note will be treated as payments of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the note was acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

Notes That Trade “Flat.” We expect that some notes will trade in the secondary market with accrued interest. However, we may issue notes with terms and conditions that would make it likely that such notes would trade “flat” in the secondary market, which means that upon a sale of a note a U.S. Holder would not be paid an amount that reflects the accrued but unpaid interest with respect to such note. Nevertheless, for U.S. federal income tax purposes, a portion of the sales proceeds equal to the interest accrued with respect to such note from the last interest payment date to the sale date must be treated as interest income rather than as an amount realized upon the sale. Accordingly, a U.S. Holder that sells such a note between interest payment dates would be required to recognize interest income and, in certain circumstances, would recognize a capital loss (the deductibility of which is subject to limitations) on the sale of the note. Concurrently, a U.S. Holder that purchases such a note between interest payment dates would not be required to include in income that portion of any interest payment received that is attributable to interest that accrued prior to the purchase. Such payment is treated as a return of capital which reduces the U.S. Holder’s remaining cost basis in the note. However, interest that accrues after the purchase date is included in income in the year received or accrued (depending on the U.S. Holder’s accounting method). U.S. Holders that purchase such notes between interest payment dates should consult their own tax advisors concerning such holder’s adjusted tax basis in the note and whether such notes should be treated as having been purchased with market discount, as described above.

Short-Term Notes.  Some of our notes may be issued with maturities of one year or less from the date of issue, which we refer to as short-term notes. Treasury regulations provide that no payments of interest on a short-term note are treated as qualified stated interest. Accordingly, in determining the amount of discount on a short-term note, all interest payments, including stated interest, are included in the short-term note’s stated redemption price at maturity.

In general, individual and certain other U.S. Holders using the cash basis method of tax accounting are not required to include accrued discount on short-term notes in income currently unless they elect to do so, but they may be required to include any stated interest in income as the interest is received. However, a cash basis U.S. Holder will be required to treat any gain realized on a sale, exchange or retirement of the short-term note as ordinary income to the extent such gain does not exceed the discount accrued with respect to the short-term note, which will be determined on a straight-line basis unless the holder makes an election to accrue the discount under the constant-yield method, through the date of sale or retirement. In addition, a cash basis U.S. Holder that does not elect to currently include accrued discount in income will be not allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note (in an amount not exceeding the deferred income), but instead will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the short-term note or its earlier disposition in a taxable transaction. However, a cash-basis U.S. Holder of a short-term note may elect to include accrued discount in income on a current basis. If this election is made, the limitation on the deductibility of interest described above will not apply.

A U.S. Holder using the accrual method of tax accounting and some cash basis holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include accrued discount on a short-term note in income on a current basis, on either a straight-line basis or, at the election of the holder, under the constant-yield method based on daily compounding.

Regardless of whether a U.S. Holder is a cash-basis or accrual-basis holder, the holder of a short-term note may elect to include accrued “acquisition discount” with respect to the short-term note in income on a current basis. Acquisition discount is the excess of the remaining redemption amount of the short-term note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing on a straight-line basis or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. Holder elects to include accrued acquisition discount in income, the rules for including OID will not apply. In addition, the market discount rules described above will not apply to short-term notes.

Sale, Exchange or Retirement of Notes.  Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder, increased by any OID, market discount, de minimis OID, de minimis market discount or any discount with respect to a short-term note previously included in income with respect to the note, and decreased by the amount of any premium previously amortized to reduce interest on the note and the amount of any payment (other than a payment of qualified stated interest) received in respect of the note.

Except as discussed above with respect to market discount, gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder before January 1, 2011 generally is subject to tax at a maximum rate of 15%. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Indexed Notes and Notes Subject to Contingencies Including Optional Redemption. The notes may provide for payments which are determined or partially determined by reference to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae. Also, the notes may provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether that contingency relates to payments of interest or of principal. In addition, the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Notes containing these features may be subject to rules that differ from the general rules discussed herein.

U.S. Holders considering the purchase of indexed notes and notes with the other features described above should carefully examine the applicable supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of those notes since the U.S. federal income tax consequences depend on the particular terms and features of the notes.

Backup Withholding and Information Reporting

In general, other than in the case of certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium and interest on a note, and the accrual of OID on an OID note. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

EMPLOYEE RETIREMENT INCOME
SECURITY ACT

A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) subject to the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) should consider fiduciary standards under ERISA in the context of the particular circumstances of that plan before authorizing an investment in the notes. A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the plan. In addition, ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other.

The U.S. Department of Labor has issued regulations regarding the identification of the assets of ERISA Plans (“the plan asset regulations”). These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing plan unless certain exceptions apply. The plan asset regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Debt-related instruments incorporating substantial equity features are generally subject to the plan assets regulations to the same extent as equity interests. Although some of the notes that may be offered hereunder will be regarded as indebtedness lacking substantial equity features, certain of the notes (including indexed notes and any notes lacking principal protection) may instead be regarded as incorporating substantial equity features (“restricted notes”).

As provided by the plan asset regulations, the assets of an ERISA plan will not include any of the underlying assets of an entity in which it acquires an equity interest if at all times less than 25% of each class of “equity” interests in the entity is held by “benefit plan investors,” which, in accordance with Section 3(42) of ERISA, is defined to include employee benefit plans that are subject to part 4 of ERISA, any plan subject to Section 4975 of the Code, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. For purposes of this determination, equity interests held by a person who has discretionary authority or control over the entity’s assets or who provides investment advice for a fee (direct or indirect) with respect to such assets, and affiliates of any such persons, are disregarded.

If we were deemed to hold plan assets by reason of an ERISA plan’s investment in the restricted notes, that plan’s assets would include an undivided interest in the assets held by us. In such event, those assets, transactions involving those assets and the persons with authority or control over and otherwise providing services with respect to those assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code.

To avoid the result described in the preceding paragraph, we intend to offer the restricted notes so that, following each offering, less than 25% of the value of any restricted notes and any other class of security that is treated as an equity interest in us for purposes of the plan asset regulations, as modified by Section 3(42) of ERISA, is held by benefit plan investors.

In addition to the above, if we (or an affiliate) are considered a party in interest or disqualified person for an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

A violation of the prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, a prohibited transaction may require “correction” of the transaction. Some types of employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules, or laws (“similar laws”).

Because we may be considered a party in interest or a disqualified person with respect to many ERISA plans or non-ERISA arrangements, the notes may not be purchased, held or disposed of by any ERISA plan, non-ERISA arrangement or any person investing “plan assets” of any such plans, unless the purchase, holding or disposition is eligible for exemptive relief or that purchase, holding or disposition is not otherwise prohibited. Therefore, any purchaser, including any fiduciary purchasing on behalf of an ERISA plan or non-

ERISA arrangement, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding that either (a) it is not an ERISA plan or non-ERISA arrangement and is not purchasing the notes on behalf of or with “plan assets” of any such plan, or (b) its purchase, holding and disposition are eligible for exemptive relief or the purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code (or, in the case of a non-ERISA arrangement, any similar laws).

This discussion is a general summary of some of the rules which apply to ERISA plans and non-ERISA arrangements and their related investment vehicles. This summary does not include all of the investment considerations relevant to such plans and should not be construed as legal advice or a legal opinion. If you are the fiduciary of a pension plan or non-ERISA arrangement, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan or a non-ERISA arrangement, you should consult your own legal counsel for further guidance.

PLAN OF DISTRIBUTION

Under the terms of an Amended and Restated Selling Agent Agreement dated as of July   , 2008, the notes are offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers. The agents, including the Purchasing Agent, are parties to that agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents have agreed to use their reasonable best efforts to solicit offers from investors to purchase the notes. We also may appoint additional agents to solicit offers to purchase the notes. Any solicitation and sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed.

We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other agents as they agree. The concession is payable to the Purchasing Agent in the form of a discount ranging from 0.3% to 3.15% of the non-discounted price for each note sold. However, we also may pay the Purchasing Agent a concession greater than or less than the range specified above. The gross selling concession that we will pay to the Purchasing Agent will be set forth in the applicable supplement. The Purchasing Agent also may sell notes to dealers at a discount not in excess of the concession it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire gross selling concession. It is anticipated that in these circumstances the other agents and dealers will be compensated by their clients based on a percentage of assets under management. We will disclose any of these arrangements in the applicable supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents may be required to make with respect to those liabilities. We also have agreed to reimburse the agents for certain expenses.

If any notes are to be distributed by means other than those set forth in the Amended and Restated Selling Agent Agreement, prior to commencement of that distribution, copies of the proposed distribution agreements will be submitted to the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc.) for review along with an estimate of the maximum compensation to be received by any Financial Industry Regulatory Authority, Inc. member or related person participating in the distribution.

If we decide to list any note on a stock exchange, we will specify the exchange in the supplement relating to those notes. No note will have an established trading market when issued. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See the section entitled “Registration and Settlement” beginning on page 24.

In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

Banc of America Securities LLC is a broker-dealer and one of our subsidiaries. Through one of our subsidiaries we own a significant equity interest in Incapital Holdings LLC, the parent of Incapital LLC, the Purchasing Agent. Because of the relationship between us, Banc of America Securities LLC and Incapital LLC, each offering and any remarketing of notes will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. regarding the offer and sale of securities of an affiliated entity.

Following the initial distribution of notes, our affiliated entities, including Banc of America Securities LLC and Incapital LLC, may buy and sell the notes in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related supplements may be used by one or more of our affiliated entities in connection with offers and sales related to secondary market transactions in our InterNotes® to the extent permitted by applicable law. Any of our affiliated entities may act as principal or agent in these transactions. None of Banc of America Securities LLC, Incapital LLC or any other member of the Financial Industry Regulatory Authority, Inc. participating in the distribution of our InterNotes® will execute a transaction in our InterNotes® in a discretionary account without specific prior written approval of that customer.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

The maximum underwriting concession or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker-dealer will not be greater than 8.0% of the initial gross proceeds of the notes sold.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it. That means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly report on Form 10-Q for the period ended March 31, 2008; and

•	our current reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 22, 2008, January 29, 2008, January 30, 2008, April 15, 2008, April 21, 2008, May 1, 2008, May 23, 2008, May 29, 2008 and July 1, 2008.

We also incorporate by reference reports that we will file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, but not any information that we may furnish but that is not deemed to be filed.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation
Corporate Treasury — Securities Administration
NC1-007-07-13
100 North Tryon Street
Charlotte, North Carolina 28255
(980) 386-5972

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus and all accompanying supplements statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated in this prospectus by reference, under the captions “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

LEGAL MATTERS

The legality of the notes will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina, and for the agents by Morrison & Foerster LLP, New York, New York. McGuireWoods LLP regularly performs legal services for us. Some members of McGuireWoods LLP performing those legal services own shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Bank of America Corporation

INTERNOTES®

PROSPECTUS

July , 2008

Our affiliated entities, including Banc of America Securities LLC and Incapital LLC, will deliver this prospectus for offers and sales in the secondary market.

Bank of America

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses, other than underwriting or broker-dealer fees, discounts, and commissions, in connection with the offering are as follows:

Securities Act Registration Fee	$	*
FINRA Fee		75,500
Printing and Engraving Expenses		80,000
Legal Fees and Expenses		150,000
Accounting Fees and Expenses		530,000
Blue Sky Fees and Expenses		5,000
Trustee Fees		350,000
Rating Agency Fees and Expenses		75,000
Miscellaneous		50,000

		$1,315,500

*	The registration fee has been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL. Section 145 also provides that the expenses incurred by an officer or director in defending any action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to indemnification therefor.

Section 102(b) (7) of the DGCL permits a corporation’s certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law; (c) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation of Bank of America Corporation (the “Corporation”) eliminates the ability to recover monetary damages against the directors of the Corporation for breach of fiduciary duty to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws of the Corporation provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Corporation shall, under certain circumstances, indemnify its directors, executive officers, and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the best interests of the Corporation. Pursuant to such Bylaws and as authorized by statute, the Corporation also may maintain, and does maintain, insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

Item 16.	List of Exhibits.

1.1	Form of Amended and Restated Selling Agent Agreement among Bank of America Corporation and the agents named therein
4.1	Amended and Restated Senior Indenture dated as of July 1, 2001 between Bank of America Corporation and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-65750)
4.2	Amended and Restated Subordinated Indenture dated as of July 1, 2001 between Bank of America Corporation and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-65750)
4.3	Agreement of Appointment and Acceptance dated as of December 29, 2006, between Bank of America Corporation and The Bank of New York Trust Company, N.A., incorporated herein by reference to Exhibit 4(aaa) of the Registrant’s Annual Report on Form 10-K (File No. 1-6523) for the year ended December 31, 2006
4.4	Form of Bank of America Corporation Senior InterNote
4.5	Form of Bank of America Corporation Subordinated InterNote
5.1	Opinion of McGuireWoods LLP, regarding legality of securities being registered
12.1	Calculation of Ratio of Earnings to Fixed Charges, and Ratio of Earnings to Fixed Charges and Preferred Dividends, incorporated herein by reference to Exhibit 12 of the Registrant’s Annual Report on Form 10-K (File No. 1-6523) for the year ended December 31, 2007

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney
24.2	Certified Resolutions
25.1	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Senior Trustee, on Form T-1
25.2	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Subordinated Trustee, on Form T-1
99.1	Provisions of the Delaware General Corporation Law, as amended, relating to indemnification of directors and officers, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-112708)

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registration’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses the incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 18, 2008.

BANK OF AMERICA CORPORATION

By:	*Kenneth D. Lewis
Kenneth D. Lewis
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*Kenneth D. Lewis Kenneth D. Lewis	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)	July 18, 2008

*Joe L. Price Joe L. Price	Chief Financial Officer (Principal Financial Officer)	July 18, 2008

*Neil A. Cotty Neil A. Cotty	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 18, 2008

*William Barnet, III William Barnet, III	Director	July 18, 2008

*Frank P. Bramble, Sr. Frank P. Bramble, Sr.	Director	July 18, 2008

*John T. Collins John T. Collins	Director	July 18, 2008

*Gary L. Countryman Gary L. Countryman	Director	July 18, 2008

*Tommy R. Franks Tommy R. Franks	Director	July 18, 2008

*Charles K. Gifford Charles K. Gifford	Director	July 18, 2008

Monica C. Lozano	Director

*Walter E. Massey Walter E. Massey	Director	July 18, 2008

Signature	Title	Date

*Thomas J. May Thomas J. May	Director	July 18, 2008

*Patricia E. Mitchell Patricia E. Mitchell	Director	July 18, 2008

*Thomas M. Ryan Thomas M. Ryan	Director	July 18, 2008

*O. Temple Sloan, Jr. O. Temple Sloan, Jr.	Director	July 18, 2008

*Meredith R. Spangler Meredith R. Spangler	Director	July 18, 2008

*Robert L. Tillman Robert L. Tillman	Director	July 18, 2008

*Jackie M. Ward Jackie M. Ward	Director	July 18, 2008

*By: /s/ TERESA M. BRENNER Teresa M. Brenner
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Form of Amended and Restated Selling Agent Agreement among Bank of America Corporation and the agents named therein
4.1	Amended and Restated Senior Indenture dated as of July 1, 2001 between Bank of America Corporation and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-65750)
4.2	Amended and Restated Subordinated Indenture dated as of July 1, 2001 between Bank of America Corporation and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-65750)
4.3	Agreement of Appointment and Acceptance dated as of December 29, 2006, between Bank of America Corporation and The Bank of New York Trust Company, N.A., incorporated herein by reference to Exhibit 4(aaa) of the Registrant’s Annual Report on Form 10-K (File No. 1-6523) for the year ended December 31, 2006
4.4	Form of Bank of America Corporation Senior InterNote
4.5	Form of Bank of America Corporation Subordinated InterNote
5.1	Opinion of McGuireWoods LLP, regarding legality of securities being registered
12.1	Calculation of Ratio of Earnings to Fixed Charges, and Ratio of Earnings to Fixed Charges and Preferred Dividends, incorporated herein by reference to Exhibit 12 of the Registrant’s Annual Report on Form 10-K (File No. 1-6523) for the year ended December 31, 2007
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney
24.2	Certified Resolutions
25.1	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Senior Trustee, on Form T-1
25.2	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Subordinated Trustee, on Form T-1
99.1	Provisions of the Delaware General Corporation Law, as amended, relating to indemnification of directors and officers, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-112708)